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                                                                     EXHIBIT 99

NEWS RELEASE                                             [KCS ENERGY, INC. LOGO]
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AT THE COMPANY                AT THE FINANCIAL RELATIONS BOARD
Henry Jurand                  Marianne Stewart (General Info.) 212-661-8030
Chief Financial Officer       Judith Sylk-Siegel (Media) 212-661-8030
(908) 632-1770                Brendan Fitzpatrick (Analyst) 312-266-7800


FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 25, 1996

                  KCS ENERGY, INC. COMPLETES PRIVATE OFFERING

               $150,000,000 OF SENIOR NOTES, DUE JANUARY 15, 2003

EDISON, NJ, JANUARY 25, 1996 -- KCS Energy, Inc. (NYSE: KCS) today announced it completed a Rule 144A private offering of $150,000,000 aggregate principal amount of senior notes at an interest rate of 11% due January 15, 2003 (the "Notes"). The Notes are noncallable for four years and are unsecured obligations of KCS Energy, Inc., ranking pari passu in right of payment with all future senior indebtedness of the Company. The Notes are guaranteed on a senior unsecured basis by each of the Company's subsidiaries. The estimated net proceeds of the offering of $145,000,000 will be used to reduce the amounts outstanding under the Company's bank credit facilities to approximately $25,000,000. The credit facilities had been increased to reflect the Company's recently completed $33,000,000 Rocky Mountain and $31,000,000 Michigan acquisitions. The Notes are rated B1 by Moody's Investor Service and B- with a positive outlook by Standard and Poor's.

        KCS Energy's President and Chief Executive Officer James W. Christmas commented, "The successful completion of this offering allows us to repay existing bank indebtedness and consolidate our remaining debt. The financing will strengthen our balance sheet and secure a foundation for KCS' continued long-term growth."

        Smith Barney Inc. was the lead underwriter for the placement. Co-managers were Donaldson, Lufkin & Jenrette, Nomura Securities and PaineWebber Securities.

        KCS is an independent energy company primarily engaged in the acquisition, exploration, development and production of natural gas and crude oil. The Company also operates a natural gas transportation business and an energy marketing and service business.